EXHIBIT 10.2
ADVISORY AGREEMENT
     THIS ADVISORY AGREEMENT (this “Agreement”), dated as of October 30, 2007 and effective as of the date the Registration Statement (as defined below) is declared effective by the Securities and Exchange Commission (the “Effective Date”), is by and among REITPlus, Inc., a Maryland corporation (the “Company”), REITPlus Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), REITPlus Advisor, Inc., a Delaware corporation, and, solely in connection with the obligations set forth in Section 12, AmREIT, a Texas corporation.
BACKGROUND
     A. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-11 (the “Registration Statement”) covering the initial public offering of its common stock, par value $0.01 per share (the “Shares”).
     B. The Company intends to qualify as a REIT (as defined below), and intends to invest its funds in investments permitted by the terms of the Company’s Articles of Incorporation and Sections 856 through 860 of the Code (as defined below).
     C. The Company is the general partner of the Partnership and intends to conduct substantially all of its business and make all of its investments in Properties through the Partnership.
     D. The Company and the Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of and available to the Advisor (as defined below) and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of the Company all as provided herein.
     E. The Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
AGREEMENT
     1. Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
     Acquisition Expenses. Any and all expenses, exclusive of Acquisition Fees, incurred by the Company, the Partnership, the Advisor, or any of their Affiliates in connection with the selection, evaluation, acquisition, development and redevelopment of, and investment in Properties, whether or not acquired or made, including, but not limited to, legal fees and expenses, travel and communications expenses, cost of appraisals and surveys, nonrefundable option payments on property not acquired, accounting fees and expenses, computer use related expenses, architectural, engineering and other property reports, environmental and asbestos audits, title insurance and escrow fees, loan fees or points or any fee of a similar nature paid to a third party, however designated, transfer taxes, and the costs of performing due diligence related to the selection, evaluation and acquisition of properties.
     Acquisition Fee. The Acquisition Fee payable to the Advisor as defined in Section 8(a).

     Advisor. REITPlus Advisor, Inc., a Delaware corporation, or any successor advisor to the Company and the Partnership to which REITPlus Advisor, Inc. or any successor advisor assigns substantially all of its functions pursuant to Section 17.
     Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly owning, controlling, or holding with the power to vote ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee, or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns ten percent (10%) or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is comprised of Affiliates of the entity.
     Appraised Value. Value according to an appraisal made by an Independent Appraiser.
     Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland dated as of April 12, 2007, as amended from time to time.
     Asset Management Fee. The Asset Management Fee payable to the Advisor as defined in Section 8(b).
     Average Invested Assets. For a specified period, the average of the aggregate Book Value of the assets of the Company invested, directly or indirectly, in Properties, before reserves for depreciation, bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.
     Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.
     Book Value. The value of an asset on the books of the Company, before allowance for depreciation or amortization.
     Bylaws. The bylaws of the Company, as amended from time to time.
     Capped O&O Expenses. All Organization and Offering Expenses other than selling commissions, the dealer manager fee and the due diligence reimbursement as described under “Plan of Distribution” to the Registration Statement.
     Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or grossly negligent breach of fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor, provided that (i) the Advisor does not cure any such material breach within thirty (30) days after receiving notice of such material breach from the Company or the Partnership, or (ii) such material breach is not of a nature that can be remedied within such period.
     Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
     Company. REITPlus, Inc., a Maryland corporation.
     Competitive Real Estate Commission. A real estate or brokerage commission for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of the property.
     Contract Purchase Price. The amount actually paid or allocated in respect of the purchase, development, construction or improvement of a Property, in each case exclusive of Acquisition Fees and Acquisition Expenses.
     Contract Sales Price. The total consideration received by the Company for the sale of a Property exclusive of the applicable Real Estate Sales Commission.
     Director. A member of the Board of Directors of the Company.
     Distributions. Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
     Financing Coordination Fee. The Financing Coordination Fee payable to the Advisor as defined in Section 8(e).
     Fiscal Year. Any period for which any income tax return is submitted by the Company to the Internal Revenue Service and which is treated by the Internal Revenue Service as a reporting period.
     Good Reason. With respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to the Company and the Partnership to assume and agree to perform the Company’s and the Partnership’s obligations under this Agreement or (ii) any material breach of this Agreement by the Company, provided that (x) the Company does not cure such material breach within thirty (30) days after receiving notice of such material breach from the Advisor or (y) such material breach is not of a nature that can be remedied within such period.
     Gross Income. All cash receipts derived from the operation of any Property, excluding (i) tenant security deposits unless and until such deposits are forfeited upon a tenant default and (ii) proceeds from insurance claims, condemnation proceedings, sales or refinancings.
     Gross Offering Proceeds. The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for volume discounts or Organization and Offering Expenses. For the purpose of computing Gross Offering Proceeds, the purchase price of any Share for which reduced selling commissions are paid to the dealer manager or a soliciting dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the prospectus for such Offering without reduction.
     Independent Appraiser. A person or entity with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification.

     Independent Director. A Director who is not and within the last two years has not been directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or its Affiliates, (ii) employment by the Advisor or its Affiliates, (iii) service as an officer or director of the Advisor or its Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three REITs advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Advisor or any of its Affiliates. A business or professional relationship is considered material if the gross income derived by the Director from the Advisor and Affiliates (excluding fees for serving as a director of the Company or other REIT or real estate programs organized or advised by the Advisor or its Affiliates) exceeds five percent (5%) of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers or fathers-in-law, sons or daughters-in-law, or brothers or sisters-in-law is or has been associated with the Advisor, any of its Affiliates, or the Company.
     Joint Venture. Any joint venture, partnership, limited liability company or other Affiliate of the Company (other than the Partnership) that owns, in whole or in part on behalf of the Company, any Properties.
     Lease Fee. The Lease Fee payable to the Advisor or an Affiliate of the Advisor as the Property Manager as defined in Section 8(d).
     Listing. The term “Listing” shall mean that the Shares have been approved for trading on a national securities exchange. Upon such Listing, the Shares shall be deemed Listed.
     NASAA Guidelines. The NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.
     Net Income. For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.
     Offering. Any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.
     Offering Stage. The period from the commencement of the Company’s initial public equity offering through the termination of the Company’s last public equity offering prior to Listing. For purposes of this definition, “public equity offering” does not include offerings on behalf of selling stockholders or offerings related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in the Partnership.
     Operating Expenses. All costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F of the NASAA Guidelines and (vi) Acquisition Fees and Acquisition Expenses, real estate commissions on resale of property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
     Organization and Offering Expenses. Any and all costs and expenses, including selling commissions, the dealer manager fee and the due diligence expense reimbursement, incurred by the Advisor or any Affiliate in connection with the formation, qualification and registration of the Company and the marketing and distribution of the Shares, including, without limitation, the following: total underwriting and brokerage discounts and commissions (including fees of the underwriter’s attorneys); printing, engraving, mailing and distributing costs; salaries of employees while engaged in sales activity; telephone and other telecommunications costs; all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings); charges of transfer agents, registrars, trustees, escrow holders, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including accountants’ and attorneys’ fees.
     Partnership. REITPlus Operating Partnership, LP, a Delaware limited partnership formed to own and operate properties on behalf of the Company.
     Partnership Agreement. The Agreement of Limited Partnership of the Partnership, as amended from time to time, between the Company, as General Partner, the Advisor, as a Limited Partner, and REITPlus Holdings, LLC, as the holder of the special units of the Partnership.
     Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
     Property or Properties. Any land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land, or any portion thereof, transferred or conveyed to the Company or the Partnership, either directly or indirectly.
     Property Management Fee. The Property Management Fee payable to the Advisor or an Affiliate of the Advisor as the Property Manager as defined in Section 8(d).
     Property Manager. Any entity that has been retained to perform and carry out property rental, leasing, operation and management services at one or more of the Properties, excluding Persons or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property.
     Real Estate Sales Commission. The fee payable to the Advisor under certain circumstances in connection with the Sale of one or more Properties pursuant to Section 8(c).
     REIT. A real estate investment trust under Sections 856 through 860 of the Code.
     Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership (except as described in other subsections of this definition) sells, puts, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any joint venture in which it is a co-venturer or partner; (C) any joint venture (except as described in other subsections of this definition) in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any loan or mortgage or any portion thereof (including with respect to any mortgage or loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such loan or mortgage and any event which gives rise to the payment of a significant amount of insurance proceeds or condemnation or similar award; or (E) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of any other Property not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i)(A), (i)(B), (i)(C), (i)(D) or (i)(E) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within one hundred eighty (180) days thereafter.
     Stockholders. The registered holders of the Shares.
     Tomorrow’s Irreplaceable Corner. Properties generally possessing the following attributes: (i) located in markets with increasing urban densities; (ii) located at the intersections of major roads that the Company anticipates will become high-traffic areas; (iii) located in markets with increasing household incomes which the Company expects will become affluent areas; (iv) either currently used as, or suitable for development, redevelopment or repositioning as, retail, hospitality, office, residential or mixed-use properties; (v) in need of development, redevelopment or re-positioning in order to achieve optimal rental income; and (vi) projected optimal investment horizon of five to seven years, providing for the potential for near-term value creation.
     Total Development Cost. With regard to any Property acquired by the Company prior to or during the development or acquisition stages, all costs and expenses paid or incurred by the Company that are in any way related to the development or redevelopment of such Property, including, but not limited to, land and construction costs.
     2%/25% Guidelines. The requirement pursuant to the NASAA Guidelines that, in any twelve (12)-month period, total Operating Expenses not exceed the greater of two percent (2%) of the Company’s Average Invested Assets during such twelve (12)-month period or twenty-five percent (25%) of the Company’s Net Income over the same twelve (12)-month period.
     2. Appointment. Each of the Company and the Partnership appoints the Advisor to serve as its advisor and asset manager as of the Effective Date, on the terms and conditions set forth in this Agreement, and the Advisor accepts such appointment as of the Effective Date.
     3. Duties and Authority of the Advisor. The Advisor undertakes to use its reasonable efforts (1) to present to the Company and the Partnership potential investment opportunities in order to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board and (2) to manage, administer, promote, maintain and improve the Properties on an overall portfolio basis in a diligent manner. The services of the Advisor are to be of scope and quality not less than those generally performed by professional asset managers of other similar property portfolios. The Advisor shall make available the full benefit of the judgment, experience and advice of the members of the Advisor’s organization and staff with respect to the duties it will perform under this Agreement. The Advisor or the Company may engage a Property Manager, which may include Affiliates of the Advisor, to manage, promote and lease the Properties. To facilitate the Advisor’s performance of these undertakings, but subject to the restrictions included in Sections 4 and 7 and to the continuing and exclusive authority of the Board and the General Partner of the Partnership, the Company and the Partnership hereby delegate to the Advisor the authority to, and the Advisor hereby agrees to, either directly or by engaging an Affiliate:

     (a) serve as the Company’s and the Partnership’s investment and financial advisor and, as requested by the Board, provide research and economic and statistical data in connection with the Company’s assets and investment policies;
     (b) provide the daily management of the Company and the Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Company and the Partnership;
     (c) maintain and preserve the books and records of the Company, including (i) a stock ledger reflecting a record of the Stockholders and their ownership of the Company’s Shares, (ii) acting as transfer agent for the Company’s Shares or selecting, engaging and overseeing the performance by a third party transfer agent, and (iii) maintaining the accounting and other record-keeping functions at the Property and Company levels;
     (d) investigate, select, and, on behalf of the Company and the Partnership, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company and the Partnership with any of the foregoing;
     (e) consult with the officers of the Company and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company and the Partnership;
     (f) select joint venture partners, structure corresponding agreements and oversee and monitor these relationships;
     (g) recommend to the Board of Directors appropriate transactions which would provide liquidity to the Stockholders;
     (h) oversee the performance by a third party or affiliated Property Manager of its duties, including collection of payments due from third parties under contracts related to use of any Property and other assets of the Company and payment of Property expenses and maintenance;
     (i) conduct periodic on-site visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of a third party or affiliated Property Manager of its duties;
     (j) review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by a third party or affiliated Property Manager and aggregate these property budgets into the Company’s overall budget;
     (k) review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;

     (l) if a transaction requires approval by the Board of Directors, deliver to the Board of Directors all documents requested by them in their evaluation of the proposed investment in the Property;
     (m) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties on an overall portfolio basis;
     (n) subject to the provisions of Sections 3(l) and 4 hereof, (i) locate, analyze and select potential investments in Properties, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties will be made, (iii) make investments in Properties on behalf of the Company or the Partnership in compliance with the investment objectives and policies of the Company, (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Property, (v) enter into leases, supply agreements and other income-producing contracts relating to third party use of any Property and other assets of the Company, (vi) enter into service contracts for any Property, including oversight of Affiliated companies that perform property management services for the Company and the Partnership, (vii) if applicable, oversee a non-affiliated Property Manager and any other non-affiliated Persons who perform services for the Company and (viii) to the extent necessary, perform all other operational functions for the maintenance and administration of such Property;
     (o) obtain the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board, as the case may be, for any and all investments in Properties;
     (p) negotiate on behalf of the Company and the Partnership with banks or lenders for loans to be made to the Company, and negotiate on behalf of the Company and the Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares and other securities or obtain loans for the Company and the Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Partnership;
     (q) on behalf of the Company and the Partnership, maintain, with respect to any Property and to the extent available, title insurance or other assurance of title and customary fire, casualty and public liability insurance;
     (r) obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company and the Partnership in Properties;
     (s) from time to time, or at any time reasonably requested by the Board, provide information or make reports to the Board related to its performance of services to the Company and the Partnership under this Agreement;
     (t) from time to time, or at any time reasonably requested by the Board, make reports to the Board of the investment opportunities it has presented to other Advisor-sponsored programs or that it has pursued directly or through an Affiliate;
     (u) provide the Company and the Partnership with all necessary cash management services;
     (v) deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Properties as may be required to be obtained by the Board;

     (w) notify the Board of all proposed material transactions before they are completed;
     (x) at the direction of Company management, prepare the Company’s periodic reports and other filings made under the Securities Exchange Act of 1934, as amended, and the Company’s Post-Effective Amendments to the Registration Statement as well as all related prospectuses, prospectus supplements and supplemental sales literature and assist in connection with the filing of such documents with the appropriate regulatory authorities;
     (y) supervise the preparation and filing and distribution of returns and reports to governmental agencies and to investors and act on behalf of the Company in connection with investor relations;
     (z) effect any private placements of Shares or other interests in Properties as may be approved by the Board;
     (aa) establish and maintain bank accounts on behalf of the Company and the Partnership pursuant to Section 5 of this Agreement;
     (bb) provide office space, equipment and personnel as required for the performance of the foregoing services as the Advisor; and
     (cc) do all things it reasonably deems necessary to assure its ability to render the services described in this Agreement.
     4. Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company and the Partnership prior to the date of receipt by the Advisor of such notification.
     5. Bank Accounts. At the direction of the Board of Directors, the Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company and the Partnership or in the name of the Company and the Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company and the Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.
     6. Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Partnership.
     7. Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or the Partnership, its Shares or its other securities, or otherwise not be permitted by the

Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and stockholders, and stockholders, directors and officers of the Advisor’s Affiliates shall not be liable to the Company, the Partnership, the Board or to the Stockholders for any act or omission by the Advisor, its directors, officers, employees or stockholders, or stockholders, directors or officers of the Advisor’s Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Sections 19 and 20 of this Agreement.
     8. Fees.
     (a) Acquisition Fee. The Advisor or its Affiliates shall receive as compensation for services rendered in connection with the investigation, selection and acquisition of Properties (by purchase, investment or exchange) an acquisition fee by the Company (the “Acquisition Fee”). The total Acquisition Fee paid to the Advisor or its Affiliates for services provided by the Advisor, its Affiliates or sub-contractors thereof shall not exceed 2.25% of the Contract Purchase Price of a Property acquired directly or indirectly by the Company and in the operational stage that will not be developed or redeveloped. The total Acquisition Fee paid to the Advisor or its Affiliates for services provided by the Advisor, its Affiliates or sub-contractors thereof, for a Property acquired directly or indirectly by the Company for the purpose of being developed or redeveloped, shall be an amount that is usual and customary for comparable services rendered to similar projects in the geographic area of the project and that is approved by the Company’s Independent Directors. At the Advisor’s discretion, a portion of the Acquisition Fee may be paid to third-party developers for services rendered. Acquisition Fees shall be payable on the acquisition of a specific Property, on the acquisition of a portfolio of Properties through a purchase of assets, controlling securities or by joint venture, by a merger or similar business combination or other comparable transaction, or on the completion of development of a Property or Properties for the Company. However, the total of all Acquisition Fees and Acquisition Expenses payable with respect to any Properties shall not exceed six percent (6%) of the Contract Purchase Price or the Total Development Cost (as applicable) of such Properties unless fees in excess of such amount are approved by a majority of the Board of Directors, including a majority of the Independent Directors.
     (b) Asset Management Fee. The Advisor shall be paid a monthly fee for the services rendered in connection with the management of the Company’s assets (the “Asset Management Fee”) in an amount equal to one-twelfth of one percent (1.0%) of the Average Invested Assets calculated as of the close of business on the last day of each preceding month.
     (c) Real Estate Sales Commission. If the Advisor or an Affiliate of the Advisor provides a substantial amount of the services (as determined by a majority of the Independent Directors) in connection with the Sale of one or more Properties, the Advisor or such Affiliate shall receive at closing a real estate sales commission equal to fifty percent (50%) of a Competitive Real Estate Commission given the circumstances surrounding the sale; provided, that such amount shall not exceed three percent (3.0%) of the Contract Sales Price of such Property or Properties (the “Real Estate Sales Commission”). In each case in which a Real Estate Sales Commission may be payable, the precise amount of the fee within the limits set forth in the preceding sentence shall be determined by the Board, including a majority of the Independent Directors, based upon the extent of the services provided by the Advisor or its Affiliate and market norms for the services provided. Notwithstanding anything to the contrary herein, no Real Estate Sales Commission shall be payable to the Advisor or its Affiliate for Property Sales if such Sales involve the Company selling all or substantially all of its Properties in one or more transactions designed to effectuate a business combination transaction (as opposed to a Company liquidation, in which case the

Real Estate Sales Commission would be payable if the Advisor or an Affiliate provides a substantial amount of services as provided above). Any Real Estate Sales Commission payable under this section may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Real Estate Sales Commission) paid to all Persons by the Company for each Property shall not exceed an amount equal to the lesser of (i) six percent (6%) of the Contract Sales Price of the Property or (ii) the Competitive Real Estate Commission for the Property.
     (d) Property Management Fee; Lease Fee. Either the Advisor or an Affiliate of the Advisor as the Property Manager shall receive a monthly property management fee equal to four percent (4%) of the monthly Gross Income from each Property (the “Property Management Fee”). The Property Manager may engage third parties to provide some or all of the property management services for the Properties, and will be responsible for the supervision of any third party property managers and for the payment of any compensation to such third parties. In addition, the Advisor or an Affiliate of the Advisor as the Property Manager shall receive a separate fee for performing substantial leasing activities in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties, as determined by a survey of brokers and agents in such area (the “Lease Fee”). However, no Lease Fee will be paid with respect to an income-producing Property unless the Property Manager has been actively involved in soliciting tenants for such Property and the Property Manager has had a material role in the negotiation of such lease; and no Lease Fee will be paid with respect to the initial lease-up of a newly developed or redeveloped Property unless the lease was not fully executed prior to the acquisition of the Property by the Company or the Partnership and the Property Manager has had a material role in the negotiation of such lease. One-half of any Lease Fee will be payable upon lease execution, and one-half will be payable upon lease commencement. In the event a lease was fully executed but never commenced, any portion of a Lease Fee received pursuant to this Section 8(d) shall be returned to the Company without interest upon termination of such lease. No Lease Fee will be payable with respect to a Property leased to a tenant in which the Property Manager or any officer of the Property Manager owns an ownership interest, unless such ownership is less than 1.0% of the outstanding stock of a tenant which is a publicly-traded company with its shares listed on a national securities exchange.
     (e) Financing Coordination Fee. The Advisor shall receive a fee for providing services in connection with the origination or refinancing of any debt financing obtained that the Company or the Partnership uses to acquire Properties equal to one percent (1.0%) of the amount available under such financing (the “Financing Coordination Fee”); provided, however, that no Financing Coordination Fee will be paid in connection with the refinancing of any loan secured by any Property that was previously subject to a refinancing in which the Advisor received such a fee. Financing Coordination Fees payable from loan proceeds from permanent financing will be paid to the Advisor as the Company or the Partnership acquires such permanent financing. However, no Financing Coordination Fees will be paid on the investments of loan proceeds from any line of credit until such time as the Company or the Partnership has invested all net offering proceeds. The Advisor may pay some or all of the Financing Coordination Fees to third parties with whom it subcontracts to coordinate financing for the Company or the Partnership.
     (f) Development Fee. The Advisor shall receive a fee for providing services in connection with the development of Properties acquired by the Company.
     (g) Changes to Fee Structure. In the event of a Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.
     9. Expenses.
     (a) Reimbursable Expenses. In addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Company or the Partnership shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor (to the extent not reimbursable by another party, such as the dealer manager) in connection with the services it provides to the Company and the Partnership pursuant to this Agreement, including, but not limited to:
          (i) the Organization and Offering Expenses; provided, however, that within sixty (60) days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent (i) Capped O&O Expenses borne by the Company exceed the maximum amount permitted pursuant to the prospectus for the Offering and (ii) Organization and Offering Expenses borne by the Company exceed fifteen percent (15%) of the Gross Offering Proceeds raised in a completed Offering;

          (ii) Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, subject to the aggregate six percent (6%) cap on Acquisition Fees and Acquisition Expenses set forth in Section 8(a) above;
          (iii) the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor, other than Acquisition Expenses;
          (iv) interest and other costs for borrowed money, including discounts, points and other similar fees;
          (v) taxes and assessments on income of the Company or any of the Properties;
          (vi) costs associated with insurance required in connection with the business of the Company or by the Board;
          (vii) expenses of managing and operating Properties owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;
          (viii) all compensation and expenses payable to the Independent Directors and all expenses payable to the non-Independent Directors in connection with their services to the Company and the Stockholders and their attendance at meetings of the Directors and the Stockholders;
          (ix) expenses associated with Listing or with the issuance and distribution of securities other than the Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;
          (x) expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;
          (xi) expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws;
          (xii) expenses of maintaining communications with Stockholders or their financial advisors, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;
          (xiii) administrative service expenses (including (a) personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives acquisition fees, asset management fees, property management fees or real estate sales commissions, and (b) the Company’s allocable share of other overhead of the Advisor such as rent and utilities);
          (xiv) transfer agent and registrar’s fees and charges paid to third parties;
          (xv) expenses associated with the disposition of Properties, including, subject to Section 8(c), real estate commissions;
          (xvi) audit, accounting, legal and other professional fees; and
          (xvii) all other costs and expenses in any way relating to the operations of the Company or the Partnership or the business of the Company or the Partnership (other than any fees payable to the Advisor or its Affiliates).

     (b) Other Services. Should the Board request that the Advisor, any Affiliate of the Advisor or any director, officer or employee thereof render services for the Company and the Partnership other than set forth in Section 3, such additional services, if the Advisor elects to perform them, shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Board, including a majority of the Independent Directors, subject to the limitations contained in the Articles of Incorporation that such amounts shall not exceed an amount that would be paid to nonaffiliated third parties for similar services. Any such additional services shall not be deemed to be services pursuant to the terms of this Agreement.
     (c) Timing of and Limitations on Reimbursements.
          (i) Expenses incurred by the Advisor on behalf of the Company and the Partnership and payable pursuant to this Section 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company and the Partnership during each quarter, and shall deliver such statement to the Company and the Partnership within forty-five (45) days after the end of each quarter.
          (ii) Notwithstanding anything else in this Section 9 to the contrary, the expenses enumerated in this Section 9 shall not become reimbursable out of the proceeds of an Offering to the Advisor unless and until the Company has raised the minimum offering amount, if any, as provided in the prospectus for the Offering.
          (iii) The Company shall not reimburse the Advisor at the end of any fiscal quarter Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the 2%/25% Guidelines for such year unless a majority of the Independent Directors determines that such excess was justified, based on unusual and nonrecurring factors which a majority of the Independent Directors deems sufficient. If a majority of the Independent Directors does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If a majority of the Independent Directors determines such excess was justified, then within sixty (60) days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of a majority of the Independent Directors, shall send to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board of Directors. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.
          (iv) The foregoing reimbursements of expenses, as limited by this Agreement, will be made regardless of whether any cash distributions are made to the Stockholders.
     10. Statements. The Advisor shall furnish to the Company not later than the thirtieth (30th) day following the end of each Fiscal Year, a statement showing a computation of the fees or other compensation payable to the Advisor or an Affiliate of the Advisor with respect to such Fiscal Year under Sections 8 and 9 hereof. The final settlement of compensation payable under Sections 8 and 9 hereof for each Fiscal Year shall be subject to adjustments in accordance with, and upon completion of, the annual audit of the Company’s financial statements.
     11. Internalization of the Advisor. In the event that the Company’s assets and income are, in the view of the Board of Directors, including a majority of the Independent Directors, of sufficient size such that internalizing the management functions by the Advisor and the Property Manager is in the best interests of the Stockholders, the compensation payable to the Advisor upon such internalization shall be agreed upon by the Independent Directors and the Advisor.
     12.  Investment Opportunities.
     (a)  In the event that an investment opportunity becomes available which is suitable, under all of the factors considered by AmREIT, for the Company and one or more other public or private entities affiliated with AmREIT, for which both entities have sufficient uninvested funds, then with respect to any U.S. real estate investment that AmREIT deems, in good faith and consistent with industry norms, to be a Tomorrow’s Irreplaceable Corner, the investment opportunity will first be offered to the Company.
     (b)  In determining whether or not an investment opportunity is suitable for more than one program, AmREIT shall examine, among others, the following factors: (i) the cash requirements of each program; (ii) the effect of the acquisition both on diversification of each program’s investments by type of property and geographic area, and on diversification of the tenants of its properties; (iii) the policy of each program relating to leverage of properties; (iv) the anticipated cash flow of each program; (v) the income tax effects of the purchase for each program; (vi) the size of the investment; (vii) the estimated economic risks and returns; and (viii) the amount of funds available to each program and the length of time such funds have been available for investment.
     13. Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Company or the Partnership is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and the Partnership and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.
     14. Information Furnished to the Advisor. The Board of Directors will keep the Advisor informed concerning the investment and financing policies of the Company. The Board of Directors shall notify the Advisor promptly of its intention to make any investments or to sell or dispose of any existing investments. Upon request of the Advisor, the Company shall furnish the Advisor with a certified copy of any Company financial statements, a signed copy of each report prepared by independent certified public accountants, and such other information with regard to its affairs as the Advisor may reasonably request.
     15. Relationship of Advisor and Company. The Company, the Partnership and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
     16. Term; Renewal of Agreement. This Agreement shall continue in force until the first anniversary of the Effective Date, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. The Company, acting through the Board, will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.
     17. Termination.
     (a) By Either Party. This Agreement may be terminated upon sixty (60) days written notice without cause or penalty, by either party (if by the Company, only upon approval of a majority of the Independent Directors).
     (b) By the Company. At the sole option of the Company, this Agreement shall be terminated immediately, subject to the thirty (30)-day cure period for a “for Cause” termination due to a material breach of this Agreement, upon written notice of termination from the Board of Directors to the Advisor if any of the following events occur:
          (i) For Cause;
          (ii) A court of competent jurisdiction enters a decree or order for relief in respect of the Advisor in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Advisor or for any substantial part of its property or orders the winding up or liquidation of the Advisor’s affairs; or

          (iii) The Advisor commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Advisor or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due.
     The Advisor agrees that if any of the events specified in subsections (ii) or (iii) of this Section 17(b) occur, it will give written notice thereof to the Company within seven (7) days after the occurrence of such event.
     (c) By the Advisor. At the sole option of the Advisor, this Agreement shall be terminated immediately, subject to the thirty (30)-day cure period for a “Good Reason” termination due to a material breach of this Agreement, upon written notice of termination from the Advisor to the Company that the Advisor has Good Reason to terminate this Agreement.
     (d) Survival. The provisions of Sections 18 through 31 shall survive termination of this Agreement.
     18. Assignment. This Agreement shall not be assigned by the Advisor to a non-Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of the Board, including a majority of the Independent Directors. Notwithstanding the foregoing, the Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Partnership to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company or the Partnership, as the case may be, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Partnership is bound by this Agreement.
     19. Payments to and Duties of Advisor Upon Termination. Payments to the Advisor pursuant to this Section 18 shall be subject to the 2%/25% Guidelines to the extent applicable.
     (a) After the expiration or termination of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within thirty (30) days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.
     (b) The Advisor shall promptly upon termination:
          (i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
          (ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
          (iii) deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

          (iv) cooperate with the Company to provide an orderly management transition.
     20. Indemnification by the Company.
     (a) The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, provided that the Company shall not indemnify and hold harmless the Advisor or its Affiliates unless:
          (i) the Advisor or its Affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;
          (ii) the Advisor or its Affiliates were acting on behalf of or performing services for the Company;
          (iii) such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates; and
          (iv) such indemnification or agreement to hold harmless is recoverable only out of Company’s net assets and not from its stockholders.
The obligation of the Company to indemnify or hold harmless the Advisor and its Affiliates shall also be subject to any limitations imposed by Maryland law.
     21. Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses, including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, misconduct, or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board in following or declining to follow advice or recommendation given by the Advisor.
     22. Fidelity Bond. The Advisor shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.
     23. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	REITPlus, Inc.
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
Attention: Chief Executive Officer

To the Partnership:	REITPlus Operating Partnership, LP
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
Attention: Chief Executive Officer of REITPlus, Inc., its General Partner

To the Advisor:	REITPlus Advisor, Inc.
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
Attention: Chief Executive Officer
     Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 23.
     24. Amendments. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by each of the parties hereto, or their respective successors or assignees.
     25. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     26. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland.
     27. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
     28. Indulgences, Not Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     29. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
     30. Titles Not to Affect Interpretation. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
     31. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
[Signatures Appear on Next Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the day and year first above written.

REITPlus, Inc.

By:	/c/ Chad C. Braun

	Name:	Chad C. Braun

	Title:	Executive Vice President

REITPlus Operating Partnership, LP

By: REITPlus, Inc., its General Partner

By:	/c/ Chad C. Braun

	Name:	Chad C. Braun

	Title:	Executive Vice President

REITPlus Advisor, Inc.

By:	/c/ Chad C. Braun

	Name:	Chad C. Braun

	Title:	Executive Vice President

AmREIT, solely in connection with the obligations set forth in Section 12

By:	/s/ H. Kerr Taylor

	Name:	H. Kerr Taylor

	Title:	President and Chief Executive Officer

[Signature Page to Advisory Agreement]